Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
February 10, 2016		(973) 802-2824

Prudential Financial, Inc.

Announces 2015 Results

•	After-tax adjusted operating income for 2015 of $4.649 billion, or $10.04 per Common share, compared to $9.21 per Common share for 2014.[1]

•	Fourth quarter 2015 after-tax adjusted operating income of $891 million, or $1.94 per Common share, compared to $2.12 per Common share for the year-ago quarter.[1]

•	Significant items included in current quarter adjusted operating income:

•

Pre-tax net benefit of $7 million in Individual Annuities, to reflect the impact of market performance on reserves for guaranteed death and income benefits and deferred policy acquisition and other costs.

•	Pre-tax charge of $20 million in Individual Life from reserve refinements related to a valuation system conversion.

•	Pre-tax charge of $80 million in Corporate and Other operations for estimated remediation costs related to the administration of certain separate account investments.

The items above had a net unfavorable impact of approximately 13 cents per Common share on current quarter results.

•

Several of our businesses, and our Corporate and Other operations, incur costs in the fourth quarter that exceed the average quarterly level for the year, reflecting the timing of expenses for items such as technology and business development, annual policyholder communications and onboarding, advertising and other variable costs. For the current quarter, we estimate the pre-tax impact to be approximately $175 million including about $50 million in our U.S. businesses, about $50 million in our international businesses, and the remainder in our Corporate and Other operations.

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[1]	Results for the year and fourth quarter of 2014 are for the Company’s Financial Services Businesses. See “Historic Separation of the Businesses” and “Elimination of the Separation of the Businesses: Closed Block Division” later in this press release for further information.

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For the year-ago quarter, refinements of reserves in several businesses, a net charge to Individual Annuities results from updated estimates of profitability reflecting market performance, and integration costs in Individual Life for the acquired Hartford business resulted in a net negative impact of approximately 21 cents per Common share to adjusted operating income.

Fourth Quarter Highlights

•

Individual Annuities current quarter gross sales of $2.1 billion include $1.4 billion of variable annuities without retained exposure to equity market related living benefit guarantees, reflecting our risk diversification strategies.

•

Retirement account values of $368.9 billion at December 31, compared to $363.8 billion a year earlier. Gross deposits and sales for the quarter of $8.3 billion included three significant funded pension risk transfer cases totaling approximately $1.8 billion.

•

Asset Management ended the year with record-high assets under management of $963.1 billion. Unaffiliated third party institutional and retail assets under management grew 6% from a year earlier to $476.0 billion at December 31, also a record level, with net flows excluding money market of $22.0 billion for the year including $4.8 billion in the fourth quarter.

•	U.S. Individual Life sales, based on annualized new business premiums, of $179 million, up 38% from the year-ago quarter.

•

Group insurance sales of $30 million in current quarter contribute to full year sales increase of 7% mainly driven by greater group life sales. Substantial completion of multi-year underwriting and repricing actions contributed to a full year benefit ratio near the low end of the long term expected range.

•

International Insurance constant dollar basis sales of $692 million for the current quarter, up 7% from the year-ago quarter, with increases in Japan and other key markets. Life Planner count at December 31 up 3% from a year earlier, including a 6% increase in Japan.

•	Quarterly dividend of 70 cents per share of Common Stock represents 21% increase; share repurchase authorization increased 50% to $1.5 billion for 2016.

•	Net income attributable to Prudential Financial, Inc. for 2015 of $5.642 billion, or $12.17 per Common share.

•	Net income attributable to Prudential Financial, Inc. for the fourth quarter of 2015 of $735 million, or $1.60 per Common share.

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•	Other financial highlights:

•

Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss and currency translation adjustments corresponding to realized investment gains and losses, book value per Common share excluding total accumulated other comprehensive income amounted to $73.59 at December 31, 2015, an increase of $8.84 from a year earlier after payment of four quarterly Common Stock dividends totaling $2.44 per share. The increase in book value per Common share included $1.35 during the first quarter from the restructuring of the Company’s former Closed Block Business.[2]

•

Excluding holdings of the Closed Block division and Closed Block Business at December 31, 2015 and 2014, respectively, net unrealized gains on general account fixed maturity investments of $23.7 billion at December 31, 2015 compared to $30.4 billion a year earlier; gross unrealized losses of $3.4 billion at December 31, 2015, compared to $1.1 billion a year earlier.

•

During the fourth quarter, the Company acquired 3.1 million shares of its Common Stock at a total cost of $250 million, for an average price of $80.78 per share, under the June 2015 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2015 through June 30, 2016. As discussed later in this release, this authorization was superseded, beginning on January 1, 2016, by a $1.5 billion authorization for calendar year 2016.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income of $4.649 billion ($10.04 per Common share) for the year ended December 31, 2015, compared to $4.355 billion ($9.21 per Common share) for the Company’s Financial Services Businesses for 2014. Net income attributable to Prudential Financial, Inc. was $5.642 billion ($12.17 per Common share) for 2015, compared to $1.533 billion ($3.23 per Common share) for the Company’s Financial Services Businesses in 2014. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the fourth quarter of 2015, after-tax adjusted operating income amounted to $891 million ($1.94 per Common share) compared to $1.008 billion ($2.12 per Common share) for the Company’s Financial Services Businesses in the fourth quarter of 2014. Net income attributable to Prudential Financial, Inc. was $735 million ($1.60 per Common share) for the fourth quarter of 2015, compared to a net loss of $1.206 billion ($2.69 per Common share) for the Company’s Financial Services Businesses in the fourth quarter of 2014.

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[2]	See “Historic Separation of the Businesses” and “Elimination of the Separation of the Businesses: Closed Block Division” later in this press release for further information.

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“We consider 2015 a successful year for Prudential as we met our financial objectives and produced solid core growth across many of our businesses, while continuing to invest in longer-term opportunities. We are pleased that our improved capital generation allowed us to increase our quarterly dividend by 21% in December, and our Board approved a 50% increase in our share repurchase authorization for 2016. Additionally, we have also taken meaningful actions to simplify our operations and reduce earnings and capital volatility in our businesses, including substantially reducing non-economic volatility from foreign currency exchange rates, the announced recapture of risks in our variable annuity captive, and actions that mitigate risk in our businesses. While fourth quarter earnings were adversely affected by the seasonal pattern of expenses and increased spending on key initiatives, we continue to believe that our business mix and strong execution position us well to continue to deliver superior returns and solid cash flows going forward even in challenging market conditions,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measure,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Results of Ongoing Operations

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $776 million for the fourth quarter of 2015, compared to $823 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $410 million in the current quarter, compared to $322 million in the year-ago quarter. Current quarter results include a benefit of $7 million, and results for the year-ago quarter included a charge of $68 million, in each case reflecting an updated estimate of profitability for this business driven by current quarter market performance in relation to our assumptions. Excluding the effect of the foregoing items, results for the Individual Annuities segment increased $13 million from the year-ago quarter, primarily reflecting lower interest expense.

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The Retirement segment reported adjusted operating income of $168 million for the current quarter, compared to $309 million in the year-ago quarter. Results for the year-ago quarter included a benefit of $15 million from adjustment of reserves on a legacy group annuity case based on updated annuitant data. Excluding the effect of this item, results decreased $126 million from the year-ago quarter. This decrease reflected a $105 million lower contribution from investment results, and higher expenses including business development costs. The lower contribution from investment results included current quarter returns on non-coupon investments and mortgage prepayment fee income estimated to be about $20 million below our average expectations in the current quarter, while the net contribution from these items in the year-ago quarter was about $70 million above our average expectations.

The Asset Management segment reported adjusted operating income of $198 million for the current quarter, compared to $192 million in the year-ago quarter. The increase reflected a $12 million greater contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities. The benefit to results from higher asset management fees driven by growth in assets under management was more than offset by a lower contribution from other segment operations and higher expenses including costs relating to business growth initiatives.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $126 million for the fourth quarter of 2015, compared to $162 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $99 million for the current quarter, compared to $118 million in the year-ago quarter. Results for the current quarter include a $20 million charge to increase reserves for certain policies related to a valuation system conversion, while results for the year-ago quarter included a $9 million charge to increase reserves relating to a benefit feature on certain policies and $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013.

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Excluding the effect of the foregoing items, results for the Individual Life segment decreased $16 million from the year-ago quarter. This decrease reflected less favorable claims experience and a lower contribution from investment results in the current quarter, partly offset by growth of universal life and term insurance business. The net contribution to current quarter results from claims experience, inclusive of reinsurance, associated reserve updates and amortization, was modestly below our average expectations. Additionally, current quarter investment results include returns on non-coupon investments slightly below our average expectations.

The Group Insurance segment reported adjusted operating income of $27 million in the current quarter, compared to $44 million in the year-ago quarter. The $17 million decrease was primarily driven by a lower contribution from investment results and less favorable disability claims experience in the current quarter. Current quarter investment results include returns on non-coupon investments modestly below our average expectations.

The International Insurance segment reported adjusted operating income of $738 million for the fourth quarter of 2015, compared to $686 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner operations was $367 million for the current quarter, compared to $374 million in the year-ago quarter. Results for the year-ago quarter included an $8 million charge to strengthen reserves for certain underwriting classes based on completion of a review. Excluding this item, results decreased $15 million from the year-ago quarter. The benefit to current quarter results from continued business growth was essentially offset by higher expenses including benefit plan and technology costs and a lower contribution from claims experience. The net contribution to results from claims experience was about $10 million and $25 million more favorable than our average expectations in the current quarter and the year-ago quarter, respectively. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $14 million in comparison to the year-ago quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $371 million for the current quarter, compared to $312 million in the year-ago quarter. Results for the year-ago quarter included charges totaling $73 million primarily to strengthen reserves for certain underwriting classes based on completion of a review. Excluding this item, results

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decreased $14 million from the year-ago quarter. Policy benefits experience was favorable in relation to average expectations in both the current quarter and the year-ago quarter, with a contribution to current quarter results about $15 million greater than our average expectations but below the year-ago quarter. A lower contribution from net investment results, including current quarter returns on non-coupon investments about $10 million below our average expectations, was largely offset by business growth. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $13 million in comparison to the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $458 million in the fourth quarter of 2015, compared to a loss of $326 million in the year-ago quarter. Current quarter results include an $80 million charge for estimated remediation costs related to the administration of certain separate account investments. These remediation costs consist of compensation for the benefit of customers for performance on certain securities lending activities administered by the Company. Excluding this charge, the loss from Corporate and Other operations increased $52 million. This increased loss reflected higher expenses in the current quarter, partly offset by a greater contribution from investment income.

Assets under management amounted to $1.184 trillion at December 31, 2015, compared to $1.176 trillion a year earlier.

Net income attributable to Prudential Financial, Inc. amounted to $735 million for the fourth quarter of 2015, compared to a net loss of $1.206 billion for the Company’s Financial Services Businesses in the year-ago quarter.

Current quarter net income includes $196 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes net pre-tax losses of $534 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, $125 million primarily from net decreases in the market value of derivatives used in risk management activities including asset and liability duration management, $92 million from impairments and sales of credit-impaired investments, and $10 million from net changes in asset and liability values relating to foreign currency exchange rates. The foregoing losses were partly offset by pre-tax gains of $565 million from general portfolio and related activities.

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Net income for the current quarter reflects pre-tax decreases of $159 million in recorded asset values and $138 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax losses of $120 million from divested businesses, primarily reflecting results of the Closed Block division.

The net loss of the Company’s Financial Services Businesses for the year-ago quarter included $2.717 billion of pre-tax net realized investment losses and related charges and adjustments, primarily reflecting pre-tax losses of $2.447 billion representing net changes in value relating to foreign currency exchange rates mainly resulting from changes in value of the Japanese yen in relation to other currencies. These currency driven liability value changes were largely offset by corresponding adjustments to asset values included in accumulated other comprehensive income which were not reflected in net income or loss.

Excluding holdings of the Closed Block division and Closed Block Business at December 31, 2015 and 2014, respectively, gross unrealized losses on general account fixed maturity investments at December 31, 2015 amounted to $3.398 billion, including $2.990 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $1.101 billion at December 31, 2014. Net unrealized gains on these investments amounted to $23.739 billion at December 31, 2015, compared to $30.394 billion at December 31, 2014.

Historic Separation of the Businesses

From December 18, 2001, the date of demutualization, through December 31, 2014, the businesses of Prudential Financial, Inc. were separated into the Financial Services Businesses and the Closed Block Business for financial statement purposes. The Financial Services Businesses were comprised of the Company’s U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations. The Closed Block Business was comprised of the assets and related liabilities of

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the Closed Block established at the time of Prudential’s demutualization, representing certain participating individual life insurance policies and annuities issued by Prudential Insurance for which experience based policy dividends are being paid or expected to be paid, and certain other assets and liabilities, known as the “Surplus and Related Assets.” The Company ceased offering these participating policies at the time of its demutualization. The Company’s former Class B stock reflected the performance of the Closed Block Business, while the Common Stock of Prudential Financial, Inc. reflected the performance of the Financial Services Businesses. The Surplus and Related Assets supported debt service on $1.75 billion of senior secured notes, known as “IHC Debt,” which were issued by a subsidiary of Prudential Financial, Inc. and accounted for as obligations of the Closed Block Business, as well as dividends on the Class B Stock. The IHC Debt was redeemed in December 2014.

Elimination of the Separation of the Businesses: Closed Block Division

On January 2, 2015, Prudential Financial, Inc. repurchased and cancelled all of the outstanding shares of the Class B Stock (the “Class B Repurchase”). This transaction resulted in the elimination of the Closed Block Business for financial statement purposes, although the Closed Block continues in effect for the foregoing life insurance policies and annuities, and its results are now included in the Company’s “Closed Block division” for periods subsequent to December 31, 2014. The Closed Block division is classified as a reporting segment of Prudential Financial, Inc. and its results are excluded from adjusted operating income under the Company’s definition of “divested businesses” which includes businesses that have been sold or exited, including businesses that have been placed in wind down and do not qualify for “discontinued operations” accounting treatment under U.S. GAAP.

For the fourth quarter of 2014, the Closed Block Business reported a loss from continuing operations before income taxes of $428 million, and a net loss attributable to Prudential Financial, Inc. of $253 million. For the year ended December 31, 2014, the Closed Block Business reported a loss from continuing operations before income taxes of $259 million, and a net loss attributable to Prudential Financial, Inc. of $152 million.

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Consolidated Results

During the periods when the Class B Stock was outstanding, there was no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock were both common stockholders of Prudential Financial, Inc. Subsequent to the Class B Repurchase, there remains no legal separation between the Closed Block and Prudential’s other businesses.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss of $1.459 billion and net income of $1.381 billion attributable to Prudential Financial, Inc. for the fourth quarter and year ended December 31, 2014, respectively.

Share Repurchases

During the fourth quarter, the Company acquired 3.1 million shares of its Common Stock at a total cost of $250 million, for an average price of $80.78 per share, under its share repurchase program.

From the commencement of repurchases in July 2011, through December 31, 2015, the Company has acquired 65.0 million shares of its Common Stock at a total cost of $4.4 billion, for an average price of $67.65 per share. The fourth quarter repurchases were under an authorization by Prudential’s Board of Directors announced on June 9, 2015 to repurchase at management’s discretion up to $1.0 billion of the Company’s Common Stock from July 1, 2015 through June 30, 2016. On December 10, 2015, the Company announced that its Board of Directors authorized the repurchase of up to $1.5 billion of its outstanding Common Stock during the period from January 1, 2016 through December 31, 2016. Beginning on January 1, 2016, this authorization superseded the former $1.0 billion authorization of June, 2015.

Forward-Looking Statements and Non-GAAP Measure

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,”

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“intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facility; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s proposed fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;

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(20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) our ability to execute, and the effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

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Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which are presented as a separate component of net income under GAAP, are also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 11, 2016 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call and an accompanying slide presentation will be broadcast live

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over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 26. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0819 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 11, through February 18, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 383122.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of December 31, 2015, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Income Statement Data:
Adjusted Operating Income (1) (2):
Revenues:
Premiums	$7,495	$9,890	$25,463	$26,204
Policy charges and fee income	1,514	1,580	6,003	6,124
Net investment income	2,964	3,021	11,958	12,046
Asset management fees, commissions and other income	1,272	1,338	5,206	5,270

Total revenues	13,245	15,829	48,630	49,644

Benefits and expenses:
Insurance and annuity benefits	7,917	10,280	26,698	27,539
Interest credited to policyholders’ account balances	879	919	3,585	3,720
Interest expense	322	328	1,302	1,308
Other expenses	2,945	2,957	10,814	11,185

Total benefits and expenses	12,063	14,484	42,399	43,752

Adjusted operating income before income taxes	1,182	1,345	6,231	5,892
Income taxes, applicable to adjusted operating income	291	337	1,582	1,537

After-tax adjusted operating income (1) (2)	891	1,008	4,649	4,355

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(196)	(2,717)	1,579	(4,130)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(159)	144	(524)	339
Change in experience-rated contractholder liabilities due to asset value changes	138	(155)	433	(294)
Divested businesses:
Closed Block division	(80)	—	58	—
Other divested businesses	(40)	54	(66)	167
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(2)	7	58	44

Total reconciling items, before income taxes	(339)	(2,667)	1,538	(3,874)
Income taxes, not applicable to adjusted operating income	(181)	(457)	490	(1,082)

Total reconciling items, after income taxes	(158)	(2,210)	1,048	(2,792)

Income (loss) from continuing operations (after-tax) before equity in earnings of operating joint ventures (2)	733	(1,202)	5,697	1,563
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	2	(7)	(55)	(41)

Income (loss) from continuing operations attributable to Prudential Financial, Inc. (2)	735	(1,209)	5,642	1,522
Earnings attributable to noncontrolling interests	5	12	70	57

Income (loss) from continuing operations (after-tax) (2)	740	(1,197)	5,712	1,579
Income from discontinued operations, net of taxes	—	3	—	11

Net income (loss) (2)	740	(1,194)	5,712	1,590
Less: Income attributable to noncontrolling interests	5	12	70	57

Net income (loss) attributable to Prudential Financial, Inc. (2)	$735	$(1,206)	$5,642	$1,533

Reconciliation to Consolidated Net Income (Loss) Attributable to Prudential Financial, Inc.:
Net income (loss) attributable to Prudential Financial, Inc. (above) (2)	$735	$(1,206)	$5,642	$1,533
Net income (loss) of Closed Block Business attributable to Prudential Financial, Inc.	—	(253)	—	(152)

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$735	$(1,459)	$5,642	$1,381

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Earnings per share of Common Stock (diluted) (2) (3):

After-tax adjusted operating income	$1.94	$2.12	$10.04	$9.21
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(0.43)	(5.84)	3.43	(8.83)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.35)	0.31	(1.14)	0.72
Change in experience-rated contractholder liabilities due to asset value changes	0.30	(0.33)	0.94	(0.63)
Divested businesses:
Closed Block division	(0.17)	—	0.13	—
Other divested businesses	(0.09)	0.12	(0.14)	0.36
Difference in earnings allocated to participating unvested share-based payment awards	—	0.01	(0.02)	0.05

Total reconciling items, before income taxes	(0.74)	(5.73)	3.20	(8.33)
Income taxes, not applicable to adjusted operating income	(0.40)	(0.91)	1.07	(2.32)

Total reconciling items, after income taxes	(0.34)	(4.82)	2.13	(6.01)

Income (loss) from continuing operations (after-tax) attributable to Prudential Financial, Inc.	1.60	(2.70)	12.17	3.20
Income from discontinued operations, net of taxes	—	0.01	—	0.03

Net income (loss) attributable to Prudential Financial, Inc.	$1.60	$(2.69)	$12.17	$3.23

Weighted average number of outstanding Common shares (basic)	448.7	455.9	451.7	458.5

Weighted average number of outstanding Common shares (diluted)	457.5	465.0	460.4	467.7

Direct equity adjustment for earnings per share calculation (3)	$—	$(19)	$—	$(27)
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$17	$17

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation (2):
After-tax adjusted operating income	$8	$8	$45	$39
Income from continuing operations (after-tax)	$6	$2	$54	$14

Attributed Equity (as of end of period) (2):

Total attributed equity	$41,890	$40,981
Per share of Common Stock - diluted (4)	92.39	88.80
Attributed equity excluding accumulated other comprehensive income	$29,605	$25,099
Per share of Common Stock - diluted	65.32	54.39
Number of diluted shares at end of period	453.2	461.5

Adjusted operating income before income taxes, by Segment (1) (2):
Individual Annuities	$410	$322	$1,797	$1,467
Retirement	168	309	931	1,215
Asset Management	198	192	779	785

Total U.S. Retirement Solutions and Investment Management Division	776	823	3,507	3,467

Individual Life	99	118	635	498
Group Insurance	27	44	176	23

Total U.S. Individual Life and Group Insurance Division	126	162	811	521

International Insurance	738	686	3,226	3,252

Total International Insurance Division	738	686	3,226	3,252

Corporate and Other operations	(458)	(326)	(1,313)	(1,348)

Adjusted operating income before income taxes (2)	1,182	1,345	6,231	5,892

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(196)	(2,717)	1,579	(4,130)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(159)	144	(524)	339
Change in experience-rated contractholder liabilities due to asset value changes	138	(155)	433	(294)
Divested businesses:
Closed Block division	(80)	—	58	—
Other divested businesses	(40)	54	(66)	167
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(2)	7	58	44

Total reconciling items, before income taxes	(339)	(2,667)	1,538	(3,874)

Subtotal (2)	843	(1,322)	7,769	2,018

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures for Closed Block Business	—	(428)	—	(259)

Consolidated income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$843	$(1,750)	$7,769	$1,759

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,089	$2,449	$8,780	$10,008

Net sales	$68	$193	$365	$1,156

Total account value at end of period	$152,945	$158,664

Retirement Segment:

Full Service:

Deposits and sales	$4,908	$5,629	$25,684	$23,934

Net additions (withdrawals)	$(667)	$(682)	$4,125	$1,333

Total account value at end of period	$188,961	$184,196

Institutional Investment Products:

Gross additions	$3,425	$8,523	$15,572	$43,293

Net additions (withdrawals)	$(720)	$3,740	$184	$27,257

Total account value at end of period	$179,964	$179,641

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$389.1	$370.0
Retail customers	197.3	186.1
General account	376.7	377.4

Total Investment Management and Advisory Services	$963.1	$933.5

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$16.3	$10.9	$66.9	$42.3

Net additions (withdrawals), other than money market	$6.0	$(2.5)	$21.2	$0.7

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$9.3	$11.9	$40.9	$36.8

Net additions (withdrawals), other than money market	$(1.2)	$2.6	$0.8	$4.7

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (5):
Term life	$52	$49	$204	$181
Guaranteed Universal life	73	43	220	149
Other Universal life	32	16	89	70
Variable life	22	22	78	52

Total	$179	$130	$591	$452

Group Insurance Annualized New Business Premiums (5):
Group life	$25	$28	$204	$189
Group disability	5	9	69	67

Total	$30	$37	$273	$256

International Insurance Division:

International Insurance Annualized New Business Premiums (5) (6):
Actual exchange rate basis	$650	$661	$2,665	$2,745

Constant exchange rate basis	$692	$649	$2,800	$2,602

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended December 31
	2015	2014
Assets and Asset Management Information:

Total assets	$757.4	$766.7

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$963.1	$933.5
Non-proprietary assets under management	175.5	197.5

Total managed by U.S. Retirement Solutions and Investment Management Division	1,138.6	1,131.0
Managed by U.S. Individual Life and Group Insurance Division	24.1	23.0
Managed by International Insurance Division	21.0	21.9

Total assets under management	1,183.7	1,175.9
Client assets under administration	163.2	154.5

Total assets under management and administration	$1,346.9	$1,330.4

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Represents results of the former Financial Services Businesses for the three and twelve months ended December 31, 2014 and attributed equity of the Financial Services Businesses as of that date.
(3)	From demutualization through December 31, 2014, the Company had two separate classes of common stock. The Common Stock reflected the performance of the Financial Services Businesses and the Class B Stock reflected the performance of the Closed Block Business. Earnings per share were calculated separately for each of these two classes of common stock and included a direct equity adjustment to modify the earnings available to each of the classes of common stock for the difference between the allocation of general and administrative expenses to each of the businesses and the cash flows between the businesses related to these expenses. Accordingly, earnings per share of Common Stock for the three and twelve months ended December 31, 2014 reflect earnings attributable to the Financial Services Businesses. On January 2, 2015, Prudential Financial repurchased and cancelled all of the 2.0 million shares of the Class B Stock (the “Class B Repurchase”). Accordingly, earnings per share of Common Stock for the three and twelve months ended December 31, 2015 reflect the consolidated earnings of Prudential Financial. In addition, the Class B Repurchase resulted in the elimination of the separation of the Financial Services Businesses and the Closed Block Business. As a result, there was no direct equity adjustment recorded for the three and twelve months ended December 31, 2015. Earnings per share of the Class B Stock for the three and twelve months ended December 31, 2014 is not presented herein, as it is not meaningful due to the Class B Repurchase.
(4)	Book value per share of Common Stock including accumulated other comprehensive income for the fourth quarter of 2015 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes. These notes are currently dilutive when book value per share is greater than $88.90.
(5)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar and Korean won 1100 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.